Exhibit 99.1

Two Harbors Investment Corp.

Appoints New Board Member Jacques R. Rolfo

New York, December 17, 2013 — Two Harbors Investment Corp.  (NYSE: TWO) announced today that it has appointed Jacques R. Rolfo to its Board of Directors.  Mr. Rolfo has extensive experience in the financial industry, which includes holding a CEO position at CIFG and senior executive roles in the CDC Group, Lehman Brothers and The World Bank.  He began his career with The World Bank, at which he held various positions, including Division Chief of the US Investment Division.  Mr. Rolfo has been a Clinical Professor of Finance at the Fordham Graduate School of Business, and also served as an Adjunct Professor of Finance at Columbia Business School and the New York University Stern School of Business.  He has also been a consultant to the financial industry, focusing on hedge funds and financial-advisory firms.  Mr. Rolfo received a Diploma of Engineer from the L’ Ecole Nationale Supérieure des Mines de Paris in 1972, an M.Sc. degree in Mathematics from L’ Université de Paris in 1972, an M.B.A. (major in Finance) from the University of Pennsylvania Wharton School of Business in 1974, and a Ph.D. (Finance) from Stanford University in 1978.  Mr. Rolfo served as a Second Lieutenant in the French Ministry of Defense from mid-1972 to mid-1973, and holds dual U.S. and French citizenships.

“We are thrilled to welcome Jacques to our Board,” said Brian Taylor, Chairman of the Board of Directors.  “We believe that Jacques’ industry experience and proven leadership will make him a positive addition to the Board, and we look forward to his perspective as we continue to grow.”

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans, mortgage servicing rights and other financial assets.  Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers LLC, a wholly owned subsidiary of Pine River Capital Management L.P.  Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders of Two Harbors and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 1400, Minnetonka, MN 55305, telephone 612-629-2500.

Contact

Investors: July Hugen, Investor Relations, Two Harbors Investment Corp., 612-629-2514, july.hugen@twoharborsinvestment.com.